UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2008 (May 16, 2008)
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-50518	11-3626383
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 339-8900
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 19, 2008, Franklin Bank Corp. (“Franklin”) announced that Anthony J. Nocella, will accelerate his personal plans to retire from his positions as Chief Executive Officer and President of Franklin and its wholly-owned subsidiary, Franklin Bank, S.S.B. (“Franklin Bank”). Mr. Nocella, a founder and director of Franklin since 2002, will continue as a director of Franklin and will continue to serve as Chairman of Franklin Bank. Through his membership on the Executive Committee of Franklin Bank, as described below, Mr. Nocella will continue in a consultative capacity to assist Franklin until his retirement by December 31, 2008.
     Lewis S. Ranieri, 61, the Chairman of the Board of Directors of Franklin (the “Board”), will continue in his role as Chairman and effective May 16, 2008 assumed the role of Chief Executive Officer of Franklin until a new chief executive officer is identified and retained. Mr. Ranieri has been a director of Franklin since it was founded in 2001 and is the prime originator and founder of the Hyperion private equity funds and chairman and/or director of various other non-operating entities that it owns directly and indirectly. Mr. Ranieri also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation. He is also Chairman of Root Markets, Inc., an internet-based marketing company.
     Alan E. Master, 68, effective May 16, 2008 assumed the role of President of Franklin until a new chief executive officer is identified and retained. Mr. Master will resign his memberships on the Board’s Audit, Compensation and Nominating and Corporate Governance committees. Mr. Master has been a director of Franklin since April 2002 and is a financial consultant, corporate director and a private investor. Mr. Master was a director of Bank United Corp., Houston, Texas, from 1995 to 2001 and has been the President and CEO of The Master Group, which specialized in financial services consulting, since 1991.
     Franklin Bank will establish an Executive Committee consisting of Alan E. Master, Robert A. Perro, Andy Black and Anthony J. Nocella (the “Executive Committee”) to oversee Franklin Bank’s day to day business activities and exercise the powers of the chief executive. Mr. Perro will serve as Chairman of the Executive Committee. Mr. Perro, 55, has been a director of Franklin since 2002 and is a certified public accountant. Mr. Perro is the Vice Chairman and a director of CardWorks, Inc. which has two principal subsidiaries; Merrick Bank, an FDIC insured Utah Industrial Bank of which he has been a director since its formation in 1997, is a premier issuer of non-prime credit cards, and CardWorks Servicing, LLC which is a third party servicer of credit cards. Through 2006, Mr. Perro was also a Managing Director and the Chief Financial Officer of Hyperion private equity funds and an officer and/or director of Ranieri & Co., Inc. and various holding companies owned by the Hyperion funds. Mr. Perro was a partner in a public accounting firm and then managed his own public accounting firm.
     Franklin’s Nominating and Corporate Governance Committee will oversee a search for a new chief executive officer for Franklin and Franklin Bank, and at least one additional independent director for the Board.

     The Board has authorized the Compensation Committee to recommend for approval of the Board a retirement package for Mr. Nocella and the amount and manner of compensation, if any, to be provided to Messrs. Ranieri, Master and Perro. Franklin will file an amendment to this Current Report on Form 8-K when these arrangements are finalized.
     Franklin issued a press release disclosing the foregoing on May 19, 2008, a copy of which is attached hereto as Exhibit 99.1.
Section 8 — Other Events

Item 8.01	Other Events.
     On May 19, 2008, Franklin issued a press release announcing that the previously disclosed independent internal investigation by the Audit Committee has been completed. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.
          99.1      Press Release of Franklin Bank Corp., dated May 19, 2008.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.
Dated: May 20, 2008	By:	/s/ Russell McCann
Russell McCann
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Franklin Bank Corp., dated May 19, 2008